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                                                                  EXHIBIT 1(iii)

COWEN FUNDS, INC.
ARTICLES OF REVIVAL

COWEN FUNDS, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: These Articles of Revival are for the purpose of reviving the Charter of the Corporation.

SECOND: The name of the Corporation at the time of the forfeiture of its Charter was COWEN FUNDS, INC.

THIRD: The name which the Corporation will use after the revival of its Charter pursuant to these Articles of Revival shall be COWEN FUNDS, INC., which name complies with the provisions of the Corporations and Associations Article of the Annotated Code of Maryland with respect to corporate names.

FOURTH: The name and post office address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Company Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a citizen actually residing in this State.

FIFTH:  Prior to the filing of these Articles of Revival, the Corporation has:

(a) Filed all annual reports required to be filed by the Corporation or which would have been required to be filed by the Corporation if its Charter had not been forfeited;

(b) Paid all fees required by law; and

(c) Paid all unemployment insurance contributions or reimbursement payments, all State and local taxes (except taxes on real estate) and all interest and penalties due by the Corporation or which would have become due if its Charter had not been forfeited, whether or not barred by limitations.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Revival to be signed and acknowledged in its name and on its behalf by its last acting Vice President and its corporate seal to be hereunto affixed and attested by its last acting Secretary all as of this 29th day of October, 1992.

ATTEST:  COWEN FUNDS, INC.

By: /s/Faith Colish, Last Acting Secretary
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By: /s/William R. Church, Last Acting Vice President

THE UNDERSIGNED, the last acting Vice President and Secretary of COWEN FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles of Revival, of which this certificate is made a part, hereby acknowledge, in the name and on behalf of said Corporation, the foregoing Articles of Revival to be their act.

Dated:  October 29, 1992 /s/William Church, Last Acting Vice President

/s/Faith Colish, Last Acting Secretary


AFFIDAVIT FOR REVIVAL OF A CHARTER

I, William Church of New York, New York, Last Acting Vice President of COWEN FUNDS, INC., hereby declare that the previously mentioned corporation has paid all unemployment insurance contributions or reimbursement payments, all State and local taxes except taxes on real estate, and all interest and penalties due by the corporation or which would have become due if the charter had not been forfeited, whether or not barred by limitations.

/s/William Church

I hereby certify that on October 29, 1992, before me, the subscriber, a notary public of the State of New York, in and for the County of New York, personally appeared William Church and made oath under the penalties of perjury that the matters and facts set forth in this affidavit are true to the best of his knowledge, information and belief.

As witness my hand and notarial seal


/s/Peter D. Saganski (Signature of notary public)
My Commission expires:
5/21/94